Exhibit 77(k) - CHANGE OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM.

Brady, Martz & Associates P.C. (“Brady Martz”) served as the independent registered certified public accounting firm for the Meehan Mutual Funds, Inc. (“Fund”) through the Fund’s fiscal year ended October 31, 2009.  At a meeting held on November 24, 2009, upon recommendation by the Fund’s Audit Committee, the Fund’s Board of Directors Board selected Cohen Fund Audit Services, Ltd. (“Cohen”) to replace Brady Martz as the independent public accountant for the fiscal year ended October 31, 2010.

The reports of Brady Martz on the Fund’s financial statements for the fiscal years ended October 31, 2008 and October 31, 2009 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.  During the Fund’s fiscal years ended October 31, 2008 and October 31, 2009, there were no disagreements with Brady Martz on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Brady Martz, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the Fund’s financial statements.

Additionally, during the fiscal years ended October 31, 2008 and October 31, 2009, the Fund did not consult with Cohen on items which concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund’s financial statements or concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K).

The Fund has requested that Brady Martz furnish the Fund with a letter addressed to the Securities and Exchange Commission stating whether they agree with the statements made by the Fund in response to Item 77K of Form N-SAR, and if not, stating the respects in which they do not agree.

The response of Brady Martz is filed as an exhibit to this Form N-SAR.

Exhibit 77k

December 22, 2010

Securities and Exchange Commission
100 F. Street, N.E.
Washington, DC  20549

Commissioners:

We have read the statements made by Meehan Mutual Funds, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 77K of Form N-SAR, as part of the Form N-SAR of the Meehan Mutual Funds, Inc. dated December 2010.  We agree with the statements concerning our Firm in such Form N-SAR under the heading 'Change in Independent Registered Certified Public Accounting Firm.'"

Sincerely,

/s/ Brady Martz

Brady Martz and Associates P.C.